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                                                                    EXHIBIT 99.1

[K N Energy logo]                               [Kinder Morgan logo]

Larry Pierce @ 303-914-4751                     Irene Twardowski  @ 713-844-9500
WWW.KNE.COM                                     WWW.KINDERMORGAN.COM

                              SHAREHOLDERS APPROVE
                KINDER MORGAN, INC. - KN ENERGY, INC. TRANSACTION

          HOUSTON and LAKEWOOD, COLO., Sept. 28, 1999 - Shareholders of Kinder Morgan, Inc. and KN Energy, Inc. (NYSE - KNE) Tuesday overwhelmingly approved the terms of the previously announced merger involving the two companies. Ninety-eight percent of KN stockholders who voted on the transaction approved a proposal to issue 41.5 million shares of KN common stock pursuant to the terms of the merger agreement. Additionally, ninety-seven percent of KN shareholders voting approved a proposal to amend the company's articles of incorporation to change the name of the company to Kinder Morgan, Inc. upon completion of the merger. Stockholders of Kinder Morgan, Inc., a privately held company, also approved the merger.

          "Receiving shareholder approval is a significant step toward the closing of this transaction," Rich Kinder, chairman and chief executive officer of Kinder Morgan, Inc., said. "We remain on track to complete the merger in early October."

          Stewart Bliss, interim chairman and chief executive officer of KN, said, "The results of our special shareholder meeting demonstrate that KN shareholders strongly support the merger with Kinder Morgan and recognize the value of this combination."

          The companies have received, or expect to receive by Oct. 7, all required regulatory approvals relating to the merger. The planned merger will combine the general partner of the largest independent refined products pipeline company in the U.S. with one of the largest natural gas pipeline operators in the country. It will create a premier midstream energy company, with operations in every region of the U.S. except the northeast. Kinder will be named chairman and chief executive officer of the combined entity once the merger is completed.

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KINDER MORGAN-KN ENERGY TRANSACTION
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          KN Energy, Inc. will be renamed Kinder Morgan, Inc. upon closure of the merger and it will be traded under the New York Stock Exchange symbol (KMI). Kinder Morgan Energy Partners, a master limited partnership, is traded under the New York Stock Exchange symbol (ENP) and will remain a separate entity.

          Kinder Morgan, Inc. is the sole stockholder of the general partner of Kinder Morgan Energy Partners, L. P. Kinder Morgan Energy Partners, L. P., which has an enterprise value of approximately $3.0 billion, is the nation's largest pipeline master limited partnership. It owns and operates one of the largest product pipeline systems in the United States, serving customers in 16 states with more than 5,000 miles of pipeline and over 20 associated terminals. Kinder Morgan Energy Partners, L. P. also operates more than 20 bulk terminal facilities which transload over 40 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan Energy Partners owns 51 percent of Plantation Pipe Line Company and a 20 percent interest in Shell CO2 Company, Ltd.

          KN Energy, Inc., based in Lakewood, Colo., is the nation's sixth-largest integrated natural gas company with more than $8 billion in total assets and is one of the largest pipeline operators with more than 25,000 miles of pipe. It has operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales - natural gas and natural gas liquids; electric generation design, construction and operation; and innovative services designed for consumers, utilities and commercial entities.

                                      # # #

          This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the company believes that these statements are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Differences between assumed facts and actual results can be material depending on the circumstances and investors should be aware of important factors that could have a material impact on future results. Such factors include, among others, the pace of deregulation of retail natural gas and electricity; federal, state and international regulatory developments; the timing and extent of changes in commodity prices for oil, natural gas, natural gas liquids, electricity, certain agricultural products and interest rates; the extent of success in acquiring natural gas facilities; the timing and success of efforts to develop power, pipeline and other projects; political developments in foreign countries; weather-related factors; and conditions of the capital markets and equity markets during the periods noted in the release. All of these factors are difficult to predict and many are beyond the company's control.